Exhibit 99

Marine Products Corporation Reports Fourth Quarter 2016 Financial Results

ATLANTA, January 25, 2017 – Marine Products Corporation (NYSE: MPX) announced its unaudited results for the quarter and year ended December 31, 2016. Marine Products is a leading manufacturer of fiberglass boats under two brand names: Chaparral and Robalo. Chaparral’s sterndrive models include H2O Sport and Ski & Fish Boats, SSi and SSX Sportboats, Sunesta Sportdecks and Signature Cruisers. In addition, Chaparral manufactures SunCoast Sportdeck outboards and Vortex Jet Boats. Robalo builds outboard sport fishing boats which include center console, dual console, walkaround cabin and Cayman bay boat models.

For the quarter ended December 31, 2016, Marine Products generated net sales of $57,238,000, a 14.7 percent increase compared to $49,881,000 in the same period of the prior year. The increase in net sales was primarily due to a 13.6 percent increase in unit sales, as well as an increase in parts and accessories sales, partially offset by a slight decrease in the average selling price per boat. During the quarter the Company generated higher unit sales among our Chaparral H2O and Robalo outboard models.

Gross profit for the quarter was $12,203,000, a 9.8 percent increase compared to gross profit of $11,117,000 in the same period of the prior year. Gross profit for the fourth quarter increased compared to the prior year due to higher net sales. Gross margin during the fourth quarter was 21.3 percent compared to 22.3 percent in the fourth quarter of the prior year.

Operating profit for the quarter was $5,234,000, a slight decrease compared to $5,420,000 in the fourth quarter of last year. This decrease was due to higher selling, general and administrative expenses during the fourth quarter of 2016 as compared to the prior year, which was attributed to higher warranty expense during the fourth quarter of 2016. Selling, general and administrative expenses were 12.2 percent of net sales during the fourth quarter of 2016 compared to 11.4 percent during the same period of the prior year.

Net income for the quarter ended December 31, 2016 was $3,722,000, a decrease of $123,000 or 3.2 percent, compared to net income of $3,845,000 for the fourth quarter of 2015. Diluted earnings per share were $0.10 in both the fourth quarters of 2016 and 2015.

Net sales for the twelve months ended December 31, 2016 were $241,330,000, an increase of 16.6 percent compared to the prior year. Net income for the twelve months ended December 31, 2016 was $16,745,000 or $0.44 earnings per diluted share, compared to net income of $14,306,000, or $0.39 earnings per diluted share in the prior year.

Richard A. Hubbell, Marine Products’ President and Chief Executive Officer stated, “Our fourth quarter financial results reflect a continued strong selling season for recreational boating as well as the appeal of a number of our successful models. Sales of our Robalo outboard sport fishing boats continued to be strong across this product’s size range, and our largest Chaparral H2O models continue to be popular. We were pleased with the favorable product mix within all of our model lines during the fourth quarter, and we note that our Chaparral sterndrive models recorded a slight increase in unit sales during 2016 in spite of preliminary reports that overall industry retail unit sales of sterndrives continued to decline year over year. Chaparral sterndrives continue to hold the largest market share within its size category, and our other product categories hold significant market share as well.

Fourth Quarter 2016 Earnings Press Release

“The 2017 winter boat show season is underway, and attendance and sales at shows has thus far exceeded last year. Dealer and consumer interest in some of our new models has been very strong, and we are also enthusiastic about improving economic indicators including consumer confidence. Order backlog is comparable to the prior year at this time, so we are continuing with our higher production levels during the first quarter of 2017,” concluded Hubbell.

Marine Products Corporation will hold a conference call today, January 25, 2017 at 8:00 a.m. Eastern Time to discuss the results for the quarter. Interested parties may listen in by accessing a live webcast in the investor relations section of Marine Products’ website at www.marineproductscorp.com. The live conference call can also be accessed by calling (888) 686-9681 or (913) 312-0724 for international callers and using the conference ID #9090801. A replay will be available in the investor relations section of Marine Products’ website beginning approximately two hours after the call.

Marine Products Corporation (NYSE: MPX) designs, manufactures and distributes premium-branded Chaparral sterndrive, jet drive and outboard pleasure boats, and Robalo offshore sport fishing boats.  The Company continues to diversify its product lines through product innovation.  With premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to increase its market share and to generate superior financial performance to build long-term shareholder value.  For more information on Marine Products Corporation visit our website at www.marineproductscorp.com.

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements that look forward in time or express management’s beliefs, expectations or hopes. In particular, such statements include, without limitation, our belief that order backlog levels warrant continuing with our higher production levels. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Marine Products Corporation to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. These risks include possible decreases in the level of consumer confidence and available funds impacting discretionary spending, increased interest rates and fuel prices, weather conditions, changes in consumer preferences, deterioration in the quality of Marine Products’ network of independent boat dealers or availability of financing of their inventory, and competition from other boat manufacturers and dealers. Additional discussion of factors that could cause the actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in Marine Products' Form 10-K, filed with the Securities and Exchange Commission for the year ending December 31, 2015.

For information contact:

BEN M. PALMER	JIM LANDERS
Chief Financial Officer	Vice President, Corporate Finance
(404) 321-7910	(404) 321-2162
irdept@marineproductscorp.com	jlanders@marineproductscorp.com

Fourth Quarter 2016 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)
Periods ended December 31, (Unaudited)	Fourth Quarter			Twelve Months
	2016	2015	% BETTER (WORSE)	2016	2015	% BETTER (WORSE)
Net Sales	$57,238	$49,881	14.7%	$241,330	$207,061	16.6%
Cost of Goods Sold	45,035	38,764	(16.2)	190,863	163,261	(16.9)
Gross Profit	12,203	11,117	9.8	50,467	43,800	15.2
Selling, General and Administrative Expenses	6,969	5,697	(22.3)	27,415	23,249	(17.9)
Operating Profit	5,234	5,420	(3.4)	23,052	20,551	12.2
Interest (Expense) Income	(9)	95	N/M	355	420	(15.5)
Income Before Income Taxes	5,225	5,515	(5.3)	23,407	20,971	11.6
Income Tax Provision	1,503	1,670	10.0	6,662	6,665	0.0
Net Income	$3,722	$3,845	(3.2)%	$16,745	$14,306	17.0%

EARNINGS PER SHARE
Basic	$0.10	$0.10	0.0%	$0.44	$0.39	12.8%
Diluted	$0.10	$0.10	0.0%	$0.44	$0.39	12.8%

AVERAGE SHARES OUTSTANDING
Basic	36,411	36,881		37,857	36,955
Diluted	36,411	37,083		37,857	37,147

Fourth Quarter 2016 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
At December 31, (Unaudited)	(in thousands)
	2016	2015
ASSETS
Cash and cash equivalents	$2,619	$7,986
Marketable securities	4,109	7,825
Accounts receivable, net	1,087	1,256
Inventories	42,488	32,638
Income taxes receivable	29	820
Prepaid expenses and other current assets	1,823	2,119
Total current assets	52,155	52,644
Property, plant and equipment, net	13,334	12,761
Goodwill	3,308	3,308
Other intangibles, net	465	465
Marketable securities	5,221	27,129
Deferred income taxes	5,278	4,338
Other assets	8,766	10,032
Total assets	$88,527	$110,677

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$5,163	$3,681
Accrued expenses and other liabilities	12,239	10,117
Total current liabilities	17,402	13,798
Long-term pension liabilities	5,614	6,590
Other long-term liabilities	66	77
Total liabilities	23,082	20,465
Common stock	3,486	3,811
Capital in excess of par value	-	3,879
Retained earnings	64,141	84,423
Accumulated other comprehensive loss	(2,182)	(1,901)
Total stockholders' equity	65,445	90,212
Total liabilities and stockholders' equity	$88,527	$110,677